Exhibit 10.36

ALENCO INC.

DEFERRED COMPENSATION PLAN

Effective December 1, 2004

[Amended and Restated Effective January 1, 2009]

ALENCO INC.

DEFERRED COMPENSATION PLAN

[Amended and Restated Effective January 1, 2009]

TABLE OF CONTENTS

ARTICLE I GENERAL	1
1.1. Name of Plan	1
1.2. Purpose	1
1.3. Effective Date	1
1.4. Company	1
1.5. Participating Employers	2
1.6. Construction and Applicable Law	2
ARTICLE II DEFINITIONS	2
2.1. Accounts	2
2.2. Beneficiary	3
2.3. Board	3
2.4. Code	3
2.5. Compensation	3
2.6. Disability	4
2.7. Employer Credits	4
2.8. ERISA	4
2.9. Investment Credits	4
2.10. Participant	4
2.11. Plan Year	4
2.12. Qualified Employee	4
2.13. Retirement	4
2.14. Separation from Service	4
2.15. Unforeseeable Emergency	5
2.16. Valuation Date	5
ARTICLE III PARTICIPATION	5
3.1. Eligibility For Participation	5
3.2. Duration Of Participation	5
3.3. Prior Plan Participants	6
3.4. No Guarantee of Employment	6
ARTICLE IV DEFERRED COMPENSATION AND CREDITS TO ACCOUNTS	6
4.1. Election to Defer Compensation	6
4.2. Election as to Form of Payment	7
4.3. Employer Credits	8
4.4. Investment Credits And Valuation Of Accounts	8
4.5. Unsecured Obligations	9
ARTICLE V DISTRIBUTION OF ACCOUNTS	9
5.1. Distribution Of Accounts	9
5.2. Distribution of Lump Sums	10
5.3. Administration of Accounts during Installment Period	10
5.4. Distributions to “Specified Employees” Upon Separation from Service	11

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5.5. Beneficiary Designation	11
5.6. Distributions For Unforeseeable Emergency	11
5.7. Payment Of Small Benefits	11
5.8. Withholding And Taxes	12
5.9. Delay of Payments Subject to Code Section 162(m)	12
ARTICLE VI ADMINISTRATION AND CLAIMS PROCEDURES	12
6.1. Administration By The Company	12
6.2. Claims Procedure	12
6.3. Review Procedure	13
ARTICLE VII AMENDMENT AND TERMINATION	14
7.1. Amendment	14
7.2. Termination Of Plan	14
ARTICLE VIII MISCELLANEOUS	14
8.1. Benefits May Not Be Assigned Or Alienated	14
8.2. Right to Limit Deferrals	15
8.3. Incompetency	15
8.4. Successor Employer	15
8.5. Notices	15
8.6. Severability	15
8.7. Headings	15
8.8. Capitalized Definitions	15
8.9. Gender	16
8.10. Use Of Compounds Of Word “Here”	16
8.11. Construed As A Whole	16

* * * * *

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ALENCO INC.

DEFERRED COMPENSATION PLAN

[Amended and Restated Effective January 1, 2009]

WHEREAS, the Company acquired the Tom Brown, Inc. Deferred Compensation Plan dated as of March 1, 2001 (the “Prior Plan”) upon consummation of the Company’s purchase of Tom Brown, Inc., in May, 2004;

WHEREAS, the Company discontinued the Prior Plan and adopted the “Alenco Inc. Deferred Compensation Plan” effective December 1, 2004, as a nonqualified plan of deferred compensation for a select group of management or highly compensated employees (the “Plan”), including those participants in the Prior Plan (“Prior Plan Participants”) whose balances were transferred into the Plan upon its adoption; and

WHEREAS, the Company has, from its original effective date, operated the Plan in compliance with its terms, to the extent consistent with the requirements of § 409A (“§ 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable guidance (including Notice 2005-1) and any other generally applicable guidance published with an effective date prior to January 1, 2008, and to the extent an issue was not addressed in Notice 2005-1 or other applicable guidance, in accordance with a reasonable, good faith interpretation of § 409A, through December 31, 2008; and

WHEREAS, the Company desires now to amend the Plan to conform its terms to the requirements of § 409A and the final Treasury regulations promulgated thereunder (70 Fed. Reg. 19234 (April 17, 2007)) with respect to amounts subject to § 409A, with effect from January 1, 2009;

NOW, THEREFORE, the Company amends and restates the Plan as follows, effective January 1, 2009:

ARTICLE I

GENERAL

1.1. Name of Plan. The name of this plan is the “Alenco Inc. Deferred Compensation Plan”.

1.2. Purpose. The Plan has been established to provide future income to certain select management or highly compensated employees through voluntary deferrals of Compensation.

1.3. Effective Date. The “Effective Date” of the Plan, the date as of which the Plan was established, is December 1, 2004, originally noted as January 1, 2005, which was the date the Plan became subject to § 409A.

1.4. Company. For purposes of this Plan, “Company” means Alenco Inc, a Delaware corporation, and any Successor Employer thereof.

1.5 Participating Employers. The Company is a “Participating Employer” in the Plan. Each subsidiary or affiliate of the Company that employs one or more Participants shall also be a Participating Employer. Each Participating Employer shall pay the cost of the benefits to which a Participant is entitled under the Plan attributable to service with that employer, and its share of the other expenses of the Plan, in each case in such amounts as are determined by the Company in its sole discretion. The initial Participating Employers are EnCana Oil & Gas (USA), Inc., Wild Goose Storage, Inc., EnCana Gas Storage, Inc., and EnCana Gulf of Mexico, LLC.

1.6 Construction and Applicable Law. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Further, the Plan is intended to comply with Code Section 409A, and the Plan shall be administered and construed consistent with said intent. This Plan also shall be governed and construed in accordance with the laws of the State of Colorado as applied to contracts executed and to be wholly performed within said state to the extent that such laws are not preempted by the laws of the United States of America.

ARTICLE II

DEFINITIONS

2.1. Accounts. “Accounts” shall be established for each eligible Participant reflecting the amounts owed to the Participant or the Participant’s Beneficiary under the terms of this Plan. The following Accounts may be established for each Participant:

A. Retirement Account. A Retirement Account shall be established to which shall be credited the amounts of Compensation deferred by the Participant under Sec. 4.1 (other than amounts the Participant elects to have credited to a Fixed Period Account), Employer Credits determined under Sec. 4.3, and the Investment Credits under Sec. 4.4 related to those deferrals and credits.

B. Fixed Period Account. If the Participant so elects under Sec. 4.1.D., a Fixed Period Account shall be established to which shall be credited the deferrals under Sec. 4.1 that the Participant elects to have credited to this type of Account and the Investment Credits under Sec. 4.4 related to those deferrals.

1. The Participant may elect to establish separate Fixed Period Accounts with different maturity dates for amounts deferred in different Plan Years. However, deferrals during a particular Plan Year intended to be allocated to a Fixed Period Account may be allocated only to one Fixed Period Account with respect to such Plan Year, and no more than five Fixed Period Accounts with different maturity dates may exist for the Participant at any time.

2. The maturity date of each Fixed Period Account is January 1st of a year specified by the Participant that is at least two years after the Plan Year with respect to which the election applies.

3. In no case shall an election or elections to establish Fixed Period Account(s) result in a payment under this Plan that is not objectively determined and payable on a determinable date.

The Company may maintain sub-accounts for a Participant within each Account to reflect the amount deferred or credited for each Plan Year and Investment Credits on that amount. Each Participant is always 100% vested in the amounts credited to his or her Accounts.

2.2. Beneficiary. “Beneficiary” means the person or persons designated as such pursuant to the provisions of Sec. 5.5.

2.3. Board. “Board” means the board of directors of the Company.

2.4. Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

2.5. Compensation. “Compensation” for a Plan Year means the cash compensation, and not any amounts denominated or paid in stock, for services performed during a Plan Year which is paid to the Participant by a Participating Employer. For purposes of this Plan, Compensation includes the following sub-categories:

A. Base Compensation means the Compensation which is paid on a regular periodic basis and classified as such by the Participating Employer.

B. Bonus Compensation means the Compensation which is paid under a bonus program of a Participating Employer. Bonus Compensation includes the following subcategories:

1. Performance-Based Bonus Compensation means any cash amounts paid to the Participant under a performance-based bonus program of a Participating Employer. Performance-based bonus programs include only programs that are based on services performed over a period of at least 12 consecutive months, and under which payments are contingent on the satisfaction of preestablished organizational or individual performance criteria and not readily ascertainable at the time of the election. In compliance with Code Section 409A and the regulations thereunder, preestablished organization or individual performance criteria for Performance-Based Bonus Compensation shall (a) be established in writing no later than 90 days after the commencement of the 12 consecutive month period of service to which they relate, and (b) not be based upon any amount that will be paid either regardless of performance, or based on a level of performance that is substantially certain to be met at the time the criteria are established.

2. Other Bonus Compensation means the cash amounts paid to the Participant under a bonus program that does not qualify as Performance-Based Bonus Compensation.

The term “Bonus Compensation” refers hereafter to Performance-Based Bonus Compensation and Other Bonus Compensation collectively.

2.6. Disability. A participant shall be considered “Disabled” if (1) the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, the Participant is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of a Participating Employer.

2.7. Employer Credits. “Employer Credits” are the credits allocable to the Participant’s Retirement Account pursuant to Sec. 4.3.

2.8. ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

2.9. Investment Credits. “Investment Credits” are the gains or losses allocable to Accounts of Participants under Sec. 4.4 based on the investment indexes elected by the Participant.

2.10. Participant. A “Participant” is an individual described as such in Article III.

2.11. Plan Year. A “Plan Year” is the 12 consecutive month period commencing on each January 1 and ending on the following December 31.

2.12. Qualified Employee. “Qualified Employee” for a Plan Year means any select management or highly compensated employee of a Participating Employer who has been designated in writing by the President of the Company as eligible to Participate in the Plan for the current Plan Year.

2.13. Retirement. “Retirement” means the Separation from Service of a Participant from the employ or service of a Participating Employer in accordance with the terms of the applicable qualified retirement plan, or if a Participant is not covered by such a retirement plan, the participant’s Separation from Service on or after the earliest to occur of the following:

A. the attainment of age 59 1⁄2.

B. the attainment by the Participant of age 55 and 10 years of service (in accordance with the method of determining years of service adopted by the Participating Employer).

2.14. Separation from Service. “Separation from Service” means the cessation of a Participant’s services as an employee of a Participating Employer for any reason including on account of death, Retirement or because the Participant is Disabled; provided, however, that transfer of employment between two companies that are included in a “controlled group” within the meaning of Code Sections 414 and 1563 will not constitute a Separation from Service for purposes of this Plan and provided, further, that the term “Separation from Service” shall be construed in a manner consistent with Code Section 409A and the regulations thereunder.

2.15. Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152 (without regard to Section 151(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty (including the need to rebuild a home followed by damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.16. Valuation Date. “Valuation Date” means each date on which the Accounts of Participants are valued for purposes of this Plan. Valuation Dates shall include the last day of the Plan Year and such other dates as the Company determines are necessary or advisable for the administration of the Plan. Until the Company determines to use other Valuation Dates, the Valuation Dates are each business day on which the New York Stock Exchange is open for trading.

ARTICLE III

PARTICIPATION

3.1. Eligibility For Participation. An employee shall become a Participant in the Plan on the date on which he or she becomes a Qualified Employee, and the effective date of an election by the individual to make deferrals under Sec. 4.1. However, the individual shall become a Participant on the date he or she first receives an Employer Credit under Sec. 4.3, if earlier.

3.2. Duration Of Participation. An employee who becomes a Participant shall continue to be eligible to make elections under Sec. 4.1 thereafter, subject to the following:

A. The Participant’s deferrals shall cease on the earliest of:

1. The date of the Participant’s Separation from Service.

2. The date on which the Participant ceases to be a Qualified Employee.

3. The date the Participant fails to meet the requirements of any regulations or other guidance which may be issued by the Department of Labor that define the phrase “select group of management or highly compensated employees” under ERISA.

B. No deferrals under Sec. 4.1 shall be made from any Compensation that is payable to the Participant after the earliest of the dates specified in subsection A. unless he or she again meets the requirements for being a Qualified Employee for a subsequent Plan Year. However, an individual shall continue to be a Participant for purposes of the provisions of the Plan other than Sec. 4.1 or Sec. 4.3 until the date all of his or her Accounts have been distributed.

3.3. Prior Plan Participants. Notwithstanding anything to the contrary, all accounts of Prior Plan Participants shall be administered pursuant to the terms and conditions of this Plan from and after the date of its adoption.

3.4. No Guarantee of Employment. Participation in the Plan does not constitute a guarantee or contract of employment with any Participating Employer. Such participation shall in no way interfere with any rights Participating Employers would have in the absence of such participation to determine the duration of the employee’s employment.

ARTICLE IV

DEFERRED COMPENSATION AND CREDITS TO ACCOUNTS

4.1. Election to Defer Compensation. A Qualified Employee may elect to have part of the Compensation for a Plan Year credited to his or her Accounts rather than being paid in cash. The Compensation otherwise payable to a Participant who elects to defer compensation under this section shall be reduced by the percentage or amount so elected, subject to the following:

A. Elections shall be made on forms specified by the Company for purposes of this Plan. Elections for each Plan Year must be filed during the election period specified by the Company for such Plan Year, which period must end on or prior to December 31 of the previous year for Base Compensation elections and for Other Bonus Compensation elections, and no later than June 30 of the current Plan Year for Performance-Based Bonus Compensation elections, subject to the following:

1. In the first year in which an individual becomes a Qualified Employee, such individual may file an election to defer Compensation with respect to services to be performed subsequent to the election within 30 days following the date the individual becomes a Qualified Employee, and the election will be effective as of the first day of the first pay period commencing after the election is filed.

2. An election to defer Performance-Based Bonus Compensation shall be available only to Participants who perform services continuously from the later of beginning of the applicable performance period or the date the performance period criteria are established through the date an election is made under this Subsection A, and whose election to defer such Performance-Based Bonus Compensation is made before the compensation is readily ascertainable. In general, any amount that is both calculable and substantially certain to be paid, as defined in Treasury Reg. § 1.409A-2(a)(8), is treated as readily ascertainable.

B. The Participant may elect to defer any whole percent of Base Compensation payable during each pay period, but not more than 50% of Base Compensation. The Participant may also elect to defer any dollar amount of Base Compensation, in even $1,000 increments and spread evenly over the pay periods, provided that the total amount deferred may not exceed 50% of Base Compensation.

C. The Participant may elect to defer any whole percent (up to and including 100%) of any payment of Bonus Compensation or any dollar amount of such Bonus Compensation (in even $1,000 increments, up to and including 100% of Bonus Compensation). Notwithstanding the foregoing, the Company may, without amending the Plan, limit the maximum amount of Bonus Compensation that may be deferred under the Plan.

D. The Participant’s election for each Plan Year shall specify the portion of the amount deferred during that year that is to be allocated to the Participant’s Retirement Account and the portion that is to be allocated to the Participant’s Fixed Period Account. The election must be stated in whole percents and must total 100%. If the Participant fails to file an adequate election under this subsection, the entire amount deferred (or the portion of the deferral which is not specifically allocated to a Fixed Period Account, if applicable) shall be allocated to the Participant’s Retirement Account.

E. The deferred compensation credited under the Plan on behalf of a Participant for a Plan Year shall be allocated to the Accounts of the Participant as of the date that the Base Compensation or Bonus Compensation would otherwise have been paid to the Participant in cash.

F. The Participant must file a separate election with the Company for each Plan Year for which elective deferrals under this Section 4.1 are to be made under this Plan. An election for a Plan Year shall become irrevocable on the last day of the preceding Plan Year for Base Compensation and Other Bonus Compensation elections and no later than June 30 of the current Plan Year for Performance-Based Bonus Compensation, as the Company may require. Elections will not carry over into subsequent Plan Years.

G. Notwithstanding anything in this Section 4.1 to the contrary, elections to defer Performance-Based Bonus Compensation and Other Bonus Compensation attributable to services performed during the year ended December 31, 2004, may be made on or before December 31, 2004. Pursuant to Treasury Regulation 1.409A-6(a)(ii), the Company explicitly identifies such amounts as amounts deferred under the Plan with respect to the 2004 calendar year and as subject in all respects to § 409A commencing January 1, 2005.

4.2. Election as to Form of Payment. The Participant shall file an election as to how the balance in the Participant’s Accounts will be distributed. The election must be made on a form provided by the Company. The Participant may elect to have the Participant’s balance distributed in (1) a lump sum, (2) in annual installments over a period of 5 years, or (3) in annual installments over a period of 10 years. If the Participant fails to make an election for an Account as provided herein, then the Participant will be deemed to have elected the lump sum distribution option for such Account. All elections as to form of payment shall be irrevocable. The time for making such elections is as follows:

A. With respect to the Participant’s Retirement Account, the Participant shall elect the form of payment at the time the Participant first enrolls in the Plan pursuant to Sec. 4.1.

B. With respect to the Participant’s Fixed Period Account, the Participant shall elect the form of payment at the time the Participant first elects to defer Compensation into such Fixed Period Account.

4.3. Employer Credits. The Board, or its authorized delegate, may determine in its sole discretion that a credit will be made by the Company or other Participating Employer to the Retirement Account of one or more eligible Participants for a particular Plan Year. If a credit is to be made for a particular Participant for a Plan Year, the Board, or its authorized delegate, will determine the amount of the credit, the date or dates on which the amount will be credited to the Participant’s Retirement Account, and any rules the Participant must satisfy to receive the credit. Such rules may include, but are not limited to, requirements that the Participant must be employed by a Participating Employer on a particular date during or after the end of the Plan Year, that the Participant must complete a certain number of hours of service during the Plan Year, or that the Participant must meet certain performance standards for the year.

4.4. Investment Credits And Valuation Of Accounts. The Accounts of each Participant will be adjusted as of each Valuation Date to reflect Investment Credits, deferrals allocated to the Account under Sec. 4.1, Employer Credits allocated under Sec. 4.3, and distributions from the Account under Article V, in each case since the previous Valuation Date, subject to the following:

A. Investment Credits will be based on the investment index or indexes selected by the Participant to measure the deemed rate of investment return on his or her Accounts. The investment indexes will include such investment options as the Company makes available under this Plan from time to time. The Company may in its sole discretion add additional options or delete existing options available to a Participant at any time, provided the Participant has been notified as described in Sec. 7.1. Notwithstanding anything in the Plan to the contrary, the Company shall be under no obligation to purchase any investments used for determining Investment Credits. The investment indexes are used solely for the recordkeeping purpose of measuring gains and losses on each Participant’s Accounts, and the Participant’s Accounts are not actually being invested in the indexes.

B. All investment elections shall be filed in writing on a prescribed form (or in such other manner as the Company may authorize from time to time) with the Company or with such agent or agents as may be designated from time to time by the Company for this purpose. Subject to subsection A. above, each investment election shall remain in effect until a new election is filed by the Participant.

C. An initial investment election shall be filed by the Participant when an Account is first established for the Participant. Thereafter, the Participant may change the investment indexes for existing Account balances and future credits effective as of any Valuation Date, provided the change is filed prior to the deadline that may be established by the Company or its designated agent from time to time for the desired effective date. All investment elections must be expressed in whole percent increments for each option.

D. A Participant may file separate investment elections for his or her Retirement Account and all Fixed Period Accounts, and may also file separate investment elections for the existing Account balance and for future amounts to be credited to each Account. If the Participant fails to file an effective investment election for all or part of an Account, that amount shall be credited with Investment Credits according the yield on a default investment option designated by the Company from time to time.

E. If distributions are to be made in installments following the death of a Participant, each Beneficiary shall have the same right to make investment elections for the portion of the Participant’s Accounts held on behalf of the Beneficiary as the Participant had prior to death.

F. All investment elections shall be in accordance with such rules and regulations as the Company or its designated agent may establish from time to time. The Company or its agent may also establish such procedures for the valuation of Accounts as the Company or its agent determines in its sole discretion will reasonably reflect the period of time amounts were credited to each Account.

G. Notwithstanding the foregoing, the Company may modify or disregard an investment election filed by a Participant to the extent the Company determines that such action is necessary to comply with the terms of this Plan or to avoid adverse tax consequences to the Participant or any Participating Employer. The Company may delay the implementation of Participant investment elections under this section to a date later than January 1, 2005 in which case the Participant’s Accounts will be credited during the period of the delay with Investment Credits at a rate or index established by the Company for this purpose prior to January 1, 2005.

4.5. Unsecured Obligations. A Participant’s credits in his or her Accounts shall be an unsecured obligation of the Participating Employer for which the Participant is or was employed. Each Participant or Beneficiary is only a general creditor of the Participating Employer with respect to his or her Accounts. Accounts are maintained for recordkeeping purposes only. Notwithstanding the foregoing, obligations to pay benefits under this Plan may be satisfied by distributions from a grantor trust created by the Company in its sole discretion for such purpose. Each Participant shall cooperate with the Company and shall execute any documents or submit to any physical examination reasonably required by the Company in connection with the administration of the Plan.

ARTICLE V

DISTRIBUTION OF ACCOUNTS

5.1. Distribution Of Accounts. Except as otherwise provided, a Participant’s Accounts will be distributed commencing upon the first to occur of the following in the form elected by the Participant:

A. Separation from Service other than Upon Retirement, Death or Disability. If a Participant has a Separation from Service prior to commencing distributions from an Account other than on account of Retirement, death or because the Participant is Disabled, then distributions from such Account will commence as soon as administratively feasible in the first Plan Year following the Participant’s Separation from Service in the manner elected by the Participant, except that the installment period shall be 5 years if the Participant elected installment payments of 5 years or more.

B. Retirement or Disability. If the Participant Separates from Service on account of Retirement or because the Participant is Disabled, then distributions will commence as soon as administratively feasible in the first Plan Year following the Participant’s Separation from Service in the manner elected by the Participant.

C. Death Prior to Commencement. If the Participant dies prior to commencing distributions from an Account, distributions to the Beneficiary or Beneficiaries will commence within 90 days after the last day of the month in which the Participant’s death occurred in the manner elected by the Participant.

D. Death Following Commencement. If the Participant dies after beginning to receive installment payments, the Beneficiary or Beneficiaries shall receive the remaining installment payments at the same times as the Participant would have received them if he or she had survived.

E. Maturity of a Fixed Period Account. In the case of a Fixed Period Account, distributions will commence upon the earlier of the times specified in subsections A. through D. above or upon the maturity date of such Fixed Period Account. Distributions will be made in the manner elected by the Participant; provided that Distributions commencing pursuant to subsection A. above (upon Separation from Service other than on account of Retirement, death or Disability) will be made in the manner elected by the Participant, except that the installment period shall be 5 years if the Participant elected installment payments of 5 years or more.

5.2. Distribution of Lump Sums. If a Participant’s Account is to be distributed in a lump sum, the amount distributed will be the value of the Account on last Valuation Date preceding the date of the distribution.

5.3. Administration of Accounts during Installment Period. If payments from an Account are to be made in installments, then the annual amount paid in each year will be equal to the value of the Account as of the last Valuation Date preceding the date the first installment is to be made, divided by the number of installments that remain subject to the following:

A. The Account will continue to be adjusted for Investment Credits pursuant to Sec. 4.4 during the installment period.

B. Installment payments will cease when the balance of the Account is equal to $0.

C. The payment for the final year of installments will include the entire balance remaining in the Account at that time.

Each installment payment after the first payment will be paid on the anniversary date of the first such installment.

5.4. Distributions to “Specified Employees” Upon Separation from Service. Notwithstanding anything to the contrary herein, in the case of any Participant who is a Specified Employee, distributions to such Participant shall not commence before the date which is 6 months after the date of such Participant’s Separation from Service (that is, no earlier than the first day of the seventh month following the date of the Participant’s Separation from Service). In the case of any payments pursuant to an installment method of payment any installment payments for a Participant who is a Specified Employee following such Participant’s initial payment following Separation from Service shall be made on the anniversary date of the first installment regardless of the date of such Participant’s Separation from Service. For purposes of this Sec. 5.4, the term “Specified Employee” means a key employee within the meaning of Code Section 409A(a)(2)(B)(i). This paragraph shall not apply in the case of distributions upon the death of a Specified Employee.

5.5. Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as Beneficiary or Beneficiaries to whom payments under this Plan shall be made in the event of the Participant’s death prior to complete distribution of the amount credited to the Participant’s Accounts. Each Participant shall have the right to change his or her Beneficiary designation at any time. Each Beneficiary designation shall become effective only when filed in writing with the Company during the Participant’s life on a form prescribed by or approved by the Company. The rights of each Beneficiary shall be subject to the terms and conditions specified on the designation form to the extent consistent with the terms of the Plan. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Beneficiary shall be the Participant’s estate.

5.6. Distributions For Unforeseeable Emergency. Notwithstanding the foregoing sections of this Article V, the Company in its sole discretion may approve a written request by a Participant for a withdrawal from the Participant’s Accounts due to an Unforeseeable Emergency. Any amount distributed pursuant to this Sec. 5.6 shall not exceed the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of such assets (to the extent liquidation of such assets would not itself cause a severe financial hardship).

5.7. Payment Of Small Benefits. Notwithstanding the foregoing provisions of this Article V, if the total balance of the Participant’s Accounts upon his Separation from Service is less than $10,000, the Company shall pay the entire balance in a single lump sum on a date determined by the Company as soon as administratively feasible following the Participant’s Separation from Service, but in no event later than 2 1/2 months after the Plan Year in which such Separation from Service occurs, except that in the case of a Specified Employee the distribution shall not be made before the date which is 6 months after the date of such Participant’s Separation from Service, subject to any exceptions or conditions provided under Sec. 5.4.

5.8. Withholding And Taxes. The benefits payable under this Plan shall be subject to the deduction of any federal, state, or local income taxes or other taxes which are required to be withheld from such payments by applicable laws and regulations. Any Social Security (FICA) taxes which must be withheld prior to the distribution of benefits to the Participant shall be withheld from the amounts deferred, or from the Participant’s other compensation, as determined by the Company. The Company provides no assurances or guarantees regarding the tax treatment of amounts deferred or payments made under this Plan. Each Participant is solely responsible for any applicable income, excise and other taxes, penalties or interest (including any excise tax under Code Section 4999).

5.9. Delay of Payments Subject to Code Section 162(m). Notwithstanding anything in this Article V to the contrary, a payment otherwise payable under this Plan shall be delayed if the Company reasonably anticipates that the Company’s deduction with respect to such payment otherwise would be eliminated or limited by application of Code Section 162(m). In the event of such delay in payment, actual payment shall be made at the earliest date the Company anticipates that the deduction of the payment amount will not be limited or eliminated by the application of Code Section 162(m) or the calendar year in which the Participant experiences a Separation from Service, if sooner.

ARTICLE VI

ADMINISTRATION AND CLAIMS PROCEDURES

6.1. Administration By The Company. The Company, or its authorized delegate, shall administer the Plan, shall establish, adopt, or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan, and shall have discretionary authority to interpret the provisions of the Plan. The interpretations of the Company shall be conclusive on all parties.

6.2. Claims Procedure. Any person who believes he or she is being denied any rights or benefits under the Plan may file a claim in writing with the Company. If the claim is denied (in whole or part), the Company will notify the claimant of its decision in writing. The notification will be written in a manner intended to be understood by the claimant and will contain [i] the specific reasons for the adverse determination, [ii] reference to the specific Plan provisions on which the determination is based, [iii] a description of additional material or information necessary for the claimant to perfect the claim, [iv] information as to the steps to be taken if the claimant wishes to submit a request for review, and [v] a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) if the claim is denied on appeal. In the case of disability benefits, the Company’s written notification of any adverse benefit determination must contain the following information if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination: either the specific rule, guideline, protocol, or other similar criterion, or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided to the claimant free of charge upon request.

The notification will be given within 90 days after the claim is received by the Company (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of the extension and circumstances is given to the claimant within the initial 90 day period). If notification is not given within this period, the claim will be considered denied as of the last day of such period and the claimant may request review of the claim. In the case of a claim for disability benefits, then instead of the above, the Company will provide the claimant with written notification of the Plan’s adverse benefit determination within a reasonable period of time, but not later than 45 days after receipt of the claim by the Company. The disability notification period may be extended by the Company for up to 30 days, provided that the Company both determines that such an extension is necessary due to matters beyond the control of the Company and notifies the claimant, prior to the expiration of the initial 45-day period, of the circumstances requiring the extension of time and the date by which the Company expects to render a decision. If, prior to the end of the first 30-day extension period the Company determines that, due to matters beyond its control, a decision on the disability benefit cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional 30 days, provided that the Company notifies the claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Company expects to render a decision. In the case of any such extension relating to a disability benefit, the notice of extension will specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant will be afforded at least 45 days within which to provide the specified information.

6.3. Review Procedure. If a claim is denied in whole or in part, or if it is deemed denied, the claimant has 60 days after receipt of the written notice of denial of the claim, or 60 days after the claim is deemed denied, in which to file a written request with the Company that it conduct a review of the claim. If the claim is for disability benefits, then the request for review must be filed within 180 days after receipt of the denial or after the claim is deemed denied. In connection with the claimant’s appeal of the denial of a benefit, the claimant may review pertinent documents and may submit issues and comments in writing. The claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The claimant will have a reasonable opportunity for full and fair review of the claim and adverse determination. This review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. In addition, if the claim is for disability benefits, then the following rules apply: (a) The claim will be reviewed without deference to the initial adverse benefit determination and the review will be conducted by an appropriate named fiduciary of the Plan who is neither an individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual (and who shall be designated by the Company), (b) In deciding an appeal of any adverse benefit determination that is based in whole or part on medical judgment, the appropriate named fiduciary will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment, (c) Any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse benefit determination will be identified, without regard to whether the advice was relied upon in making the benefit determination, (d) The health care professional engaged for purposes of a consultation under (b)

above will be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual.

The claimant will be provided with written notification of the Plan’s benefit determination on review. The notification must be provided to the claimant not later than 60 days after the receipt of the claimant’s request for review, unless special circumstances (such as the need to hold a hearing, if necessary) require an extension of time for processing, in which case the 60 day period may be extended for a period of 60 days from the end of the initial period. If the claim relates to disability benefits, then 45 days will apply instead of 60 days in the preceding sentences. The claimant will be notified in writing of any extension. In the case of an adverse benefit determination on review, the notification will set forth [i] specific reasons for the adverse determination, [ii] reference to the specific Plan provisions on which the benefit determination is based, [iii] a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim, and [iv] a statement of the claimant’s right to bring an action under ERISA Section 502(a). In the case of disability benefits, the Company’s written notification of any adverse benefit determination must contain the following information if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination: either the specific rule, guideline, protocol, or other similar criterion, or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided to the claimant free of charge upon request.

ARTICLE VII

AMENDMENT AND TERMINATION

7.1. Amendment. The Plan may be amended in whole or in part at any time for any reason by action of the Board, or by action of any person to whom that authority has been delegated by the Board. No amendment shall decrease the benefits under the Plan which have accrued prior to the date such amendment is adopted. However, the Company may modify the investment index options under Sec. 4.4 to be used to determine Investment Credits for a Participant’s Accounts commencing as of a date specified by the Company, but not sooner than 30 days after the date a notice of the change is either mailed or hand-delivered to the Participant.

7.2. Termination Of Plan. The Company, by action of the Board, may terminate the Plan at any time. After such termination, no employee shall become a Participant, and no further amounts shall be credited pursuant to Sec. 4.1 or Sec. 4.3 to Accounts of Participants. Thereafter, the amounts credited to the Accounts of Participants will continue to be credited with Investment Credits pursuant to Section 4.4 and distributed in accordance with Article V.

ARTICLE VIII

MISCELLANEOUS

8.1. Benefits May Not Be Assigned Or Alienated. Neither a Participant nor any Beneficiary shall have the right to sell, assign, transfer, encumber or otherwise convey any right to receive any payment hereunder. No part of the amounts payable hereunder shall be subject to seizure or sequestration for the payment of any debts or judgments owed by a Participant or any other person; provided however, that the Company may offset the obligations to the Participant or the Participant’s Beneficiary hereunder by any debt of the Participant to the Company or any other Participating Employer where such debt is incurred in the ordinary course of the business relationship between the Participant and the Company; and provided further, that (i) the entire amount of reduction in any taxable year of the Company does not exceed $5,000 and (ii) the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

8.2. Right to Limit Deferrals. Notwithstanding anything to the contrary, the Company and any Participating Employer reserves the right to limit the aggregate amount of deferrals made by Participants during a Plan Year to $5,000,000, or such other amount specified in subsection 5(e) of Rule 701 of Regulation E of the Securities Act of 1933 if the Company or such Participating Employer determines that it is desirable to do so. The manner of limiting deferrals under this paragraph will be determined by the Company or such Participating Employer as the case may be. Such deferral limit for any given Plan Year shall be imposed prior to the date deferrals are required to be or become irrevocable for that Plan Year under Code Section 409A, the regulations thereunder, and Article IV of this Plan.

8.3. Incompetency. Every person receiving or claiming benefits under this Plan shall be conclusively presumed to be mentally competent until the date on which the Company receives a written notice in a form and manner acceptable to the Company that such person is incompetent and that a guardian, conservator or other person legally vested with the care of his or her estate has been appointed. In such event, the Company may direct payments of benefits to such guardian, conservator or other person legally vested with the care of the person’s estate and any such payments so made shall be a complete discharge of the Participating Employers to the extent so made.

8.4. Successor Employer. The Plan shall be binding on the Company and its assigns, each Participating Employer and its assigns, and any entity that succeeds to the business of the Company or another Participating Employer through merger, consolidation, or acquisition of all or substantially all the Company’s assets or another Participating Employer’s assets.

8.5. Notices. Notices required by this Plan to be given to the Company or a Participant shall be in writing and shall be considered to have been duly given or served if personally delivered, or sent by first class, certified or registered mail.

8.6. Severability. The invalidity or partial invalidity of any portion of this Plan shall not invalidate the remainder thereof, and said remainder shall remain in full force and effect.

8.7. Headings. Headings at the beginning of articles and sections hereof are for convenience of reference, shall not be considered a part of the text of the Plan, and shall not influence its construction.

8.8. Capitalized Definitions. Capitalized terms used in the Plan shall have their meaning as defined in the Plan unless the context clearly indicates to the contrary.

8.9. Gender. Any references to the masculine gender include the feminine and vice versa.

8.10. Use Of Compounds Of Word “Here”. Use of the words “hereof”, “herein”, “hereunder”, or similar compounds of the word “here” shall mean and refer to the entire Plan unless the context clearly indicates to the contrary.

8.11. Construed As A Whole. The provisions of the Plan shall be construed as a whole in such manner as to carry out the provisions hereof and shall not be construed separately without relation to the context.